EXHIBIT 99.1

Two Rivers Announces Executive Leadership Change

Two Rivers Water & Farming Company (OTCQB: TURV) today announced the resignation of Chief Executive Officer Wayne Harding, and the appointment of Greg Harrington as Interim Chief Executive Officer. Mr. Harrington will also replace Mr. Harding on the Board of Directors and assume his role as Acting Chief Financial Officer.

Mr. Harding joined Two Rivers in July 2008, became the Chief Financial Officer in September 2009 and the Chief Executive Officer in June 2016. Plans have been in place for this leadership change since several months before the merger with Vaxa Global on July 31, 2019 to facilitate the company’s transition from a holding company with land and water rights into a fully integrated seed-to-sale operating entity. Mr. Harding will continue to be available to provide advice during the transition period.

Mr. Harrington is an experienced financier and agricultural operating executive, who recently joined Two Rivers with the acquisition of Vaxa Global. Following the closing of the acquisition last month, the Board of Directors has taken steps to strategically reposition the company in line with its new mission of becoming a leading hemp-based seed-to-sale operator. The appointment of Mr. Harrington in the interim role puts an experienced operating executive in place with the formal mandate to execute the acquisitions, internal restructurings and asset spinouts that the Board is considering. By the end of his assignment, the Board expects to have an operating management team in place to go forward.

“We are excited to announce the appointment of Greg Harrington into this role,” said Two Rivers’ Chairman, Gerald Anderton Sr. “Greg has a unique combination of corporate financing and agricultural operations experience that fits our transitional needs. Since I joined the Board in July, we have been looking at every aspect of our company to evaluate how we can best take our assets and opportunities and restructure our liabilities to set the Company on a path to a profitable operating future. We are doing this as a matter of great urgency and putting Greg in this important role gives us a focal point to implement the changes. We expect a smooth transition with Wayne’s support and advice and thank him for work throughout this process.”

Harrington has over 25 years of experience in corporate finance, restructuring and acquisitions. He has been a principal executive or investor in the acquisitions of public and private companies with combined sales in excess of $500 million. He has also previously served as Chairman of the Board for Best Candy & Tobacco, Inc., an Arizona tobacco and confectionary company as well as one of the top 10 independent mortgage banking firms in Southern California. Harrington was raised on a family farm in North Dakota and has over four decades of experience in farming and cattle operations. During the past 10 years, he has been involved in industrial hemp farming in Canada as well as financing and developing farming co-operatives there.

Investor Conference Call

Two Rivers has scheduled a conference call with existing and potential Two Rivers’ shareholders Sept. 10, 2019, at 4:30 P.M. ET. Time will be set aside to address questions that have been submitted in advance via email to info@2riverswater.com. The participant dial number is +1 (571) 317-3122 with passcode 589-404-109. A playback of the call will be available within 24 hours after the conference by accessing the Company website at www.2riverswater.com/investors.

About Two Rivers

Two Rivers is a Colorado-based agribusiness company pursing a mission to become a leading hemp-based seed-to-sale operator. The company owns agricultural land and water rights in Southern Colorado where it grows various strains of hemp with proprietary genetics. Two Rivers sells biomass, processes and extracts phytocannabinoids and is developing a consumer brand based on its Nature’s Whole Spectrum(TM) approach. To learn more about Two Rivers, visit www.2riverswater.com and www.vaxaglobal.com.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Investor Relations:

Two Rivers Water & Farming Company

info@2riverswater.com

Media Contact:

Cassandra Dowell

CMW Media

858-264-6600

cassandra@cmwmedia.com